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                                                                   EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                     CONTACT:  Chuck White
                                                        Chief Financial Officer
                                              California Culinary Academy, Inc.
                                                              San Francisco, CA
                                                                   415/292-8258

CALIFORNIA CULINARY ACADEMY ANNOUNCES
SHAREHOLDER APPROVAL OF MERGER

SAN FRANCISCO, Calif.--February 22, 2000--California Culinary Academy, Inc. (NASDAQ:COOK) today announced that its shareholders have approved the principal terms of a merger by which Career Education Corporation Career Education Corporation (NASDAQ:(CECO)) would acquire all the shares of California Culinary Academy for $5.25 per share in cash. Completion of the acquisition is still subject to a number of conditions, including regulatory approvals.

CCA also announced that its shareholders elected Ralph Brennan, James D. Cockman, Bert P. Cutino, William Demar, Keith H. Keogh, Paul H. Prudhomme, Leenie Ruben, and David Warnock as directors.

Currently operating out of its core campus in San Francisco and two College of Food campuses in Salinas, Calif., and San Diego, the California Culinary Academy is one of the largest culinary schools in the United States and an internationally-known leader and innovator in the arts education.

The Company offers two fully accredited professional programs as well as programs in continuing education, and vocational and consumer training. The Company also provides contract training and consulting services for product development and operations in the public and private sectors. Information on the Company can be found on the Internet at http://www.baychef.com.

This news release contains certain forward-looking statements, including statements concerning the Company's planned offering of notes and warrants. Such statements are subject to risks and uncertainties that could cause the Company's actual results to differ materially. Such risks and uncertainties include but are not limited to the Company's ability to maintain and increase its student enrollment, its ability to continue to meet the requirements for participation in Title IV financial aid programs administered by the U.S. Department of Education, competitive conditions and other factors described in the Company's annual report on Form 10-KSB, and other reports filed by the Company with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these statements.


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